Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-175101, 333-181986, 333-196542, and 333-212098 on Form S-8 and Registration Statement No. 333-195099 on Form S-3 of our report dated February 25, 2016, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2015, and for each of the two years in the period ended December 31, 2015, included in this Annual Report on Form 10-K of Pacira Pharmaceuticals, Inc. for the year ended December 31, 2016.

/s/ CohnReznick LLP Roseland, NJ March 1, 2017